EXHIBIT 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Offering Statement on Form 1-A of Masterworks Vault 3, LLC of our report dated April 1, 2026, relating to the consolidated financial statements of the Company as a whole and each listed Series. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ AGD Legal, S. C.

Cancun, Quintana Roo
April 16, 2026